                                  Exhibit 23.1


                   Consent of Independent Public Accountants


     As independent public accountants, we hereby consent to the incorporation of our reports included in this form 10-K, into the Company's previously filed Registrations Statements No. 33-29453 (Egghead.com, Inc. 1989 Employee Stock Purchase Plan); No. 33-59779 (Egghead.com, Inc. 1993 Stock Option Plan); No. 33-64033 (Egghead.com, Inc. Restated Nonemployee Director Stock Option), No. 333-56211 (1997 Nonofficer Egghead.com, Inc. Employee Stock Option Plan and Employee Stock Issuance Plan) and No. 333-33611 (Surplus Software, Inc. 1996 Stock Option
Plan).


     /s/ Arthur Andersen LLP

     Seattle, Washington
     June 24, 1998